CONTRIBUTION AGREEMENT

Between

Millennium Electronics, Inc.

and

Speaking Roses, LLC

Dated as of January 20, 2004

Table of Contents

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into effective as of the 20 day of January, 2004, by and between MILLENNIUM ELECTRONICS, INC. ("MEI"), a Nevada corporation, on behalf of itself and its successor in interest pursuant to the terms of the Domicile Merger, as defined below, SPEAKING ROSES INTERNATIONAL, INC. ("SRI"), a Utah corporation (MEI and SRI being referred to herein as "Millennium"), and SPEAKING ROSES, LLC, an Idaho limited liability company ("Speaking Roses"). Millennium and Speaking Roses may hereinafter from time to time be referred to separately as a "Party" and may be collectively referred to as the "Parties". Capitalized terms used, but not defined, in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Speaking Roses is in the business of developing, marketing and selling technologies used for the embossing of floral products;

WHEREAS, Millennium desires to acquire from Speaking Roses, and Speaking Roses desires to transfer to Millennium, those business operations;

WHEREAS, as of October 31, 2003, Millennium and Speaking Roses entered into a letter of intent ("LOI") which describes in general terms Speaking Roses’ contribution of its assets to Millennium in exchange for Millennium’s assumption of Speaking Roses’ liabilities and the issuance by Millennium to Speaking Roses of shares of Millennium’s capital stock, and which contemplates the execution of a definitive agreement regarding the terms and conditions of such contribution;

WHEREAS, this Agreement constitutes the definitive agreement referenced in the LOI

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I.

CAPITAL CONTRIBUTION

Section 1.01. Capital Contribution. Upon the conditions set forth in this Agreement, at the Closing, Speaking Roses shall convey, assign, transfer and deliver all right, title and interest in the Contributed Assets as a contribution to the capital of Millennium in exchange for (i) Millennium’s assumption of the Assumed Liabilities and (ii) the issuance by Millennium to Speaking Roses of the Millennium Shares.

Section 1.02. Assumed Liabilities. At Closing, Millennium shall assume and agree to comply with and perform in a timely manner all executory obligations of Speaking Roses under each Contract assigned to Millennium as part of the Contributed Assets. Millennium shall also assume and perform all Liabilities and all obligations and liabilities arising out of (i) Millennium’s ownership of the Contributed Assets, (ii) Millennium’s operation of the business operations formerly conducted by Speaking Roses from and after the Closing and (iii) the debt obligations of Speaking Roses set forth on Schedule 1 hereto. The foregoing liabilities and obligations to be assumed and discharged by Millennium are referred to hereinafter collectively as the "Assumed Liabilities". The Assumed Liabilities shall not include the Excluded Liabilities.

Section 1.03. Certain Tax Matters. The parties intend that the contribution by Speaking Roses of the Contributed Assets to Millennium pursuant to this Agreement in exchange for Millennium’s assumption of the Assumed Liabilities and issuance of the Millennium Shares the concurrent acquisition by the purchasers of Shares pursuant to the Memorandum will constitute transfers of property in exchange for equity of Millennium that qualifies for nonrecognition of gain under Section 351 of the Code; provided, however, that nothing herein shall constitute a representation or warranty by either of the Parties hereto as to the tax consequences to any Party of the transactions hereunder. The Parties and each of their respective Affiliates shall, for all federal, state and local income tax purposes, treat the transactions effected pursuant to this Agreement and the acquisition by the purchase of Shares pursuant to the Memorandum as collectively constituting a transaction under Section 351 of the Code.

ARTICLE II.

CLOSING

Section 2.01. Closing Date and Place. Subject to the satisfaction of the conditions herein described, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on such date as the Parties may mutually agree following the satisfaction (or waiver) of the conditions to Closing set forth in Sections 2.02 and 2.03 of this Article II and concurrently with the initial closing of the sale of the Shares pursuant to the offering described in the Memorandum, but in no event after the later of (i) 35 days after the date of the Memorandum of (ii) 3 business days after the sale of a minimum of 400,000 Shares pursuant to the Memorandum (the "Closing Date") at the offices of Holme Roberts & Owen LLP in Salt Lake City, Utah.

Section 2.02. Conditions to the Obligations of Speaking Roses. The obligations of Speaking Roses to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by Speaking Roses, or, at the sole election of Speaking Roses, the waiver, at or prior to the Closing, of each of the following conditions:

(a) Millennium shall have satisfied, or caused to be satisfied, the LOI Conditions;

(b) Millennium shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing and Speaking Roses shall have received a certificate to that effect from an officer of Millennium, dated the Closing Date;

(c) The representations and warranties of Millennium set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of the Closing Date, and Speaking Roses shall have received a certificate to that effect from an officer of Millennium, dated the Closing Date;

(d) There shall not have occurred after the date of this Agreement and prior to the Closing any Material Adverse Effect relating to the business or financial condition of Millennium;

(e) Speaking Roses shall have received from Millennium such further executed instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of the agreements contained in, this Agreement and the performance by Millennium of all conditions for the consummation of such transactions, including, without limitation, a Transfer, Assignment and Assumption Agreement in the form attached hereto as Exhibit B ("Transfer Agreement") and certificates representing the Millennium Shares (in such denominations as Speaking Roses shall designate no later than one business day prior to Closing); and

(f) No party hereto shall be subject to any Order of a Governmental Body which prevents or delays any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body.

(g) The Speaking Roses Principals shall have received the Loan Payments.

Section 2.03. Conditions to the Obligations of Millennium. The obligations of Millennium to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by Millennium, or, at the sole election of Millennium, the waiver, at or prior to the Closing, of the following conditions:

(a) Speaking Roses shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by Speaking Roses at or prior to the Closing and Millennium shall have received a certificate to that effect from an officer of Speaking Roses, dated the Closing Date;

(b) The representations and warranties of Speaking Roses set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of the Closing Date, and Millennium shall have received a certificate to that effect from an officer of Speaking Roses, dated the Closing Date;

(c) There shall not have occurred after the date of this Agreement and prior to the Closing any Material Adverse Effect relating to the business or financial condition of Speaking Roses;

(d) Each of the Material Consents shall have been obtained and shall be in full force and effect. and

(e) Millennium shall have received from Speaking Roses such further instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of the agreements contained in, this Agreement and the performance of all conditions for the consummation of such transactions, including, without limitation, a Transfer Agreement; and

(f) No party hereto shall be subject to any Order of a Governmental Body which prevents or delays any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body.

ARTICLE III.

PRE-CLOSING OBLIGATIONS

Section 3.01. Obligations of the Parties. The Parties shall apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such Consents (including, without limitation, the Material Consents), authorizations and approvals from such Persons as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article II and to effect the consummation of the transactions contemplated by this Agreement.

Section 3.02. Conduct of Business Prior to Closing. From the date of this Agreement and until the Closing, except as contemplated by this Agreement or as otherwise consented to by the Parties in writing, such consent not to be unreasonably withheld, conditioned or delayed, each of the Parties agrees to:

(a) Carry on its business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients, service providers and others having material business dealings with it;

(b) Timely file all Tax Returns and timely withhold and pay all Taxes;

(c) Maintain in full force and effect all Governmental Authorizations reasonably required for the operation of its business as presently conducted;

(d) Continue to provide the same kind, quality, frequency and timeliness of service to each customer in a manner consistent with past practices;

(e) Comply with its obligations contained in this Agreement;

(f) Maintain such Party’s assets in their present order and condition (including routine or necessary maintenance), subject to normal wear and tear and normal obsolescence, and, in the case of Speaking Roses, maintain insurance upon all of the Contributed Assets of the kind and in the amounts existing as of the date of this Agreement;

(g) Comply in all material respects with all Legal Requirements and Governmental Authorizations applicable to it;

(h) Except as contemplated herein, not amend its articles of incorporation or bylaws;

(i) Except as contemplated herein, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or enter into any joint venture or partnership with, any Person;

(j) Not take any action or omit to take any action, which action or omission would result in a Breach of any of the representations and warranties set forth in this Agreement at, or as of any time prior to, the Closing;

(k) Not sell or otherwise transfer any of its assets outside the Ordinary Course of Business;

(l) Not maintain its books of account and records in other than its usual, regular and ordinary manner, consistent with its past practice;

(m) Not amend, modify or terminate any of its Contracts, except for (i) amendments or modifications required by any applicable law, (ii) renewals, (iii) non-material amendments in the Ordinary Course of Business, or (iv) in the case of Speaking Roses, as described in the Memorandum or in the case of any Contracts being retained by Speaking Roses and not being assigned to Millennium hereunder.

(n) Not grant any increase in compensation to any officer, member, director or employee or, except as contemplated by this Agreement and disclosed in the Memorandum, declare set aside or pay any dividend or make any distribution in respect to its capital securities except as contemplated by this Agreement and disclosed in the Memorandum, or reacquire any of its capital stock, or issue or sell any capital securities or rights to acquire capital securities; and

(o) Promptly advise the other Party, in writing, of any fact, condition, occurrence or change known to the Party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party, as the case may be, or cause a Breach of this Article III or require an amendment to a Party’s Disclosure Schedule.

Section 3.03. Access; Cooperation. Each Party shall provide the other Party and its Representatives the right, upon reasonable notice and during normal business hours, to enter into its offices to inspect its records and business operations and to consult with its management, executives and legal and accounting advisors and, subject to mutually agreed upon timing and procedures, to consult with any personnel of such Party that report to any of the management or executives of such Party in order to complete the other Party’s due diligence investigation. Each Party shall cooperate with the other Party and its Representatives and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein.

Section 3.04. Notice Regarding Certain Actions. Millennium shall give Speaking Roses prompt notice of any written demand received by it prior to the Closing Date to require Millennium (or SRI, as the case may be) to purchase shares of capital stock pursuant to Chapter 92A of the Nevada Revised Statutes or Section 1301 et. seq. of the Utah Revised Business Corporation Act, and of any other demand, notice or instrument delivered to Millennium prior to the Closing Date pursuant to the corporate laws of the State of Nevada or Utah, and the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Millennium shall not make any payment or settlement offer prior to the Closing Date with respect to any such demand unless Speaking Roses shall have consented in writing to such payment or settlement offer.

Section 3.05. No Negotiation. During the period after the execution hereof and prior to Closing, neither Party shall, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person relating to a possible transaction similar to the transactions contemplated in this Agreement;

(b) participate in any negotiations or discussions, or enter into any agreement with, or provide, any non-public information to, any Person relating to or in connection with any such transaction; or

(c) consider, entertain or accept any proposal or offer from any Person relating to any such possible transaction.

Each Party shall promptly notify the other Party in writing of any material inquiry, proposal or offer relating to any such transaction that is received by it during the period specified at the beginning of this Section 3.05.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SPEAKING ROSES

Subject to the exceptions set forth in Speaking Roses’ Disclosure Schedule, as attached hereto as Schedule II, Speaking Roses represents and warrants to Millennium as follows:

Section 4.01. Due Organization; No Subsidiaries. Speaking Roses is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Idaho. Speaking Roses is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which it is so licensed, qualified or registered, or where the failure to be so licensed, qualified or registered would not have a Material Adverse Effect on its business and operations. Speaking Roses does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. Speaking Roses has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "Speaking Roses."

Section 4.02. Articles of Organization and Operating Agreement; Records. Speaking Roses has delivered to (or made available for inspection by) Millennium accurate and complete copies of: (a) the articles of organization and operating agreement of Speaking Roses, including all amendments thereto; (b) the membership records of Speaking Roses; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members and managers of Speaking Roses since its inception.

Section 4.03. Capitalization. Part 4.03 of the Disclosure Schedule sets forth the capitalization structure and the names and interests of each member of Speaking Roses as of the Closing. No person other than the members set forth in Part 4.03 of the Disclosure Schedule has any right to vote with respect to the Transactions.

Section 4.04. Financial Statements. Speaking Roses has delivered to Millennium the following financial statements (collectively, the "Speaking Roses Financial Statements"): (a) the audited balance sheets of Speaking Roses as of September 30, 2003 and the statements of income and retained earnings and cash flows for the nine-month period then ended, together with the notes thereto and the report of Mayer Hoffman McCann P.C. with respect thereto. The Speaking Roses Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of Speaking Roses as of the date thereof and the results of operations and cash flows of Speaking Roses for the period covered thereby. Speaking Roses shall deliver to Millennium, within 45 days of the Closing Date, any all financial statements and reports required for filing pursuant to the requirements of the Securities Exchange Act of 1934, as amended on Form 8-K.

Section 4.05. Absence of Changes. Except as set forth in Part 4.05 of the Disclosure Schedule, since September 30, 2003:

(a) there has not been any adverse change in, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on Speaking Roses;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Contributed Assets of Speaking Roses (whether or not covered by insurance);

(c) Speaking Roses has not purchased or otherwise acquired any Contributed Asset from any other Person, except for Contracts entered into, and Contributed Assets acquired, by Speaking Roses in the Ordinary Course of Business;

(d) Speaking Roses has not leased or licensed any Contributed Asset from any other Person;

(e) Speaking Roses has not made any capital expenditure;

(f) Speaking Roses has not sold or otherwise transferred, or leased or licensed, any Contributed Asset to any other Person;

(g) Speaking Roses has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) Speaking Roses has not made any loan or advance to any other Person;

(i) Speaking Roses has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, members, employees or independent contractors;

(j) Except as disclosed in the Memorandum, no Contract by which Speaking Roses (or any of the Contributed Assets owned or used by Speaking Roses) is or was bound, or under which Speaking Roses has or had any rights or interest, has been amended or terminated;

(k) Except as disclosed in the Memorandum, Speaking Roses has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet provided pursuant to Section 4.04) incurred by Speaking Roses in bona fide transactions entered into in the Ordinary Course of Business;

(l) Speaking Roses has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Speaking Roses or have been incurred by Speaking Roses since September 30, 2003, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(m) Speaking Roses has not forgiven any debt or otherwise released or waived any right or claim;

(n) Speaking Roses has not changed any of its methods of accounting or accounting practices in any respect;

(o) Except as disclosed in the Memorandum, Speaking Roses has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

(p) Speaking Roses has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

Section 4.06. Title to Contributed Assets. Speaking Roses owns, and has good and valid title to, all of the all assets purported to be owned by it, and which constitute a part of the Contributed Assets hereunder. Except as may be disclosed in Part 4.06 of the Disclosure Schedule, all of the Contributed Assets are owned by Speaking Roses free and clear of any Encumbrances, other than pursuant to normal lease arrangements.

Section 4.07. Receivables. The Speaking Roses Financial Statements provide an accurate summary of all accounts receivable, notes receivable and other receivables of Speaking Roses as of September 30, 2003. All existing accounts receivable of Speaking Roses (including those accounts receivable reflected on the Speaking Roses Financial Statements that have not yet been collected and those accounts receivable that have arisen since September 30, 2003 and have not yet been collected) represent valid obligations of customers of Speaking Roses arising from bona fide transactions entered into in the Ordinary Course of Business.

Section 4.08. Licenses. Speaking Roses has not received any notice or other communication (in writing or otherwise), and Speaking Roses has not received any other information, indicating that any other Person with which Speaking Roses has entered into a licensing arrangement may cease dealing with Speaking Roses or may otherwise reduce the volume of business transacted by such Person with Speaking Roses below historical levels.

Section 4.09. Inventory. All of Speaking Roses’ existing inventory (including all inventory that is reflected on the Speaking Roses that has not been disposed of by Speaking Roses Financial Statements since September 30, 2003 but exclusive of any floral product portions of such inventory): (a) is of such quality and quantity as to be usable and saleable by Speaking Roses in the Ordinary Course of Business; (b) has been priced at the lower of cost or market value using the "first-in, first-out" method; and (c) is free of any material defect or deficiency.

Section 4.10. Equipment. Part 4.10 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by Speaking Roses. Part 4.10 of the Disclosure Schedule also accurately identifies all tangible assets leased to Speaking Roses. Each asset identified or required to be identified in Part 4.10 of the Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 4.10 of the Disclosure Schedule are adequate for the conduct of the business of Speaking Roses in the manner in which such business is currently being conducted.

Section 4.11. Real Property. None of the Contributed Assets of Speaking Roses consists of any owned real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 4.11 of the Disclosure Schedule.

Section 4.12. Proprietary Assets.

(a) Part 4.12(a) of the Disclosure Schedule sets forth each Proprietary Asset owned by Speaking Roses and registered with any Governmental Body or for which an application has been filed with any Governmental Body.

(b) Speaking Roses is not a party to any license for the use of any Proprietary Asset in the conduct of its business, except for "shrink-wrap" license agreements relating to computer software licensed by Speaking Roses in the Ordinary Course of Business. Speaking Roses’ use of any Proprietary Asset in the Ordinary Course of Business does not materially violate, conflict with or infringe on the rights of any other Person in a manner that would have a Material Adverse Effect.

(c) To the knowledge of Speaking Roses, it is the owner of all right, title and interest, or has otherwise obtained sufficient rights, in and to each of its Proprietary Assets necessary for Speaking Roses to use such Proprietary Assets in the Ordinary Course of Business, free and clear of Encumbrances and other adverse claims.

(d) To the knowledge of Speaking Roses, no employee of Speaking Roses has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged, or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Speaking Roses.

Section 4.13. Contracts.

(a) Part 4.13 of the Disclosure Schedule identifies each Speaking Roses Contract, except for any Speaking Roses Immaterial Contract (the "Speaking Roses Contracts"). Speaking Roses has delivered or made available to Millennium accurate and complete copies of all Speaking Roses Contracts identified in Part 4.13 of the Disclosure Schedule, including all amendments thereto. Each Speaking Roses Contract is valid and in full force and effect.

(b) Except as set forth in the Memorandum or Part 4.13 of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Speaking Roses Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Speaking Roses Contract, (B) give any Person the right to declare a default or exercise any remedy under any Speaking Roses Contract, (C) give any Person the right to accelerate the maturity or performance of any Speaking Roses Contract, or (D) give any Person the right to cancel, terminate or modify any Speaking Roses Contract; (iii) Speaking Roses has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Speaking Roses Contract; and (iv) Speaking Roses has not waived any right under any Speaking Roses Contract.

(c) The performance of Speaking Roses Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(d) The Speaking Roses Contracts identified in Part 4.13 of the Disclosure Schedule (together with the Speaking Roses Immaterial Contracts) collectively constitute all of the Contracts necessary to enable Speaking Roses to conduct its business in the manner in which such business is currently being conducted.

Section 4.14. Liabilities; Major Suppliers.

(a) Except as may be set forth in Part 4.14 of the Disclosure Schedule, Speaking Roses has no Liabilities, except for: (i) liabilities identified as such in the "liabilities" columns of the Speaking Roses Financial Statements; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet provided pursuant to Section 4.04) incurred by Speaking Roses in bona fide transactions entered into in the Ordinary Course of Business since September 30, 2003; and (iii) obligations under any Contracts listed in Part 4.13 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Speaking Roses Contracts.

(b) Part 4.14 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of Speaking Roses as of September 30, 2003 and (ii) provides an accurate and complete breakdown of all notes payable and other indebtedness of Speaking Roses as of the date of this Agreement.

(c) Part 4.14 of the Disclosure Schedule lists Speaking Roses’ suppliers of 2003.

(d) Speaking Roses has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

Section 4.15. Compliance with Legal Requirements. Except as set forth in Part 4.15 of the Disclosure Schedule: (a) Speaking Roses is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, Speaking Roses has at all times been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by Speaking Roses of, or a failure on the part of Speaking Roses to comply with, any Legal Requirement; and (d) Speaking Roses has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Speaking Roses to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

Section 4.16. Government Authorizations. Part 4.16 of the Disclosure Schedule identifies: (a) each material Governmental Authorization that is held by Speaking Roses; and (b) each other material Governmental Authorization that, to the knowledge of Speaking Roses, is held by any employee of Speaking Roses and relates to or is useful in connection with the business of Speaking Roses. Each material Governmental Authorization identified or required to be identified in Part 4.16 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 4.16 of the Disclosure Schedule: (i) Speaking Roses is and has at all times been in material compliance with all of the terms and requirements of each material Governmental Authorization identified or required to be identified in Part 4.16 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation any material Governmental Authorization identified or required to be identified in Part 4.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization identified or required to be identified in Part 4.16 of the Disclosure Schedule; (iii) Speaking Roses has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. The Governmental Authorizations identified in Part 4.16 of the Disclosure Schedule constitute all of the material Governmental Authorizations necessary (i) to enable Speaking Roses to conduct its business in the manner in which such business is currently being conducted, and (ii) to permit Speaking Roses to own and use its assets in the manner in which they are currently owned and used.

Section 4.17. Tax Matters.

(a) Each Tax Return required to be filed by Speaking Roses has been duly filed with the appropriate Governmental Body on a timely basis. To the best of its knowledge, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Speaking Roses has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Speaking Roses has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) Part 4.17 of the Disclosure Schedule accurately identifies each examination or audit of any Tax Return of Speaking Roses that has been conducted since inception.

(c) Except as set forth in Part 4.17 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Speaking Roses in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Speaking Roses.

(d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Speaking Roses that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

Section 4.18. Employee and Labor Matters.

(a) Part 4.18 of the Disclosure Schedule sets forth the employees of Speaking Roses (including any employee who is on a leave of absence or on layoff status).

(b) Except as set forth in Part 4.18 of the Disclosure Schedule, Speaking Roses is not a party to or bound by, and has never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar Contract.

(c) Except as set forth in Part 4.18 of the Disclosure Schedule, the employment of the employees of Speaking Roses is terminable by Speaking Roses at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by law.

(d) To the knowledge of Speaking Roses: (i) no employee of Speaking Roses intends to terminate his employment (including, by reason of the consummation of the transactions contemplated herein, including the assumption by Millennium of the employment arrangements Speaking Roses holds prior to Closing with its employees in connection with Millennium’s assumption of Speaking Roses’ Contract obligation and rights; and (ii) no employee of Speaking Roses is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of Speaking Roses or as an employee of SRI upon and after the consummation of the transactions contemplated hereby.

(e) Except as set forth in Part 4.18 of the Disclosure Schedule, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Speaking Roses or any of its employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(f) Part 4.18 of the Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom Speaking Roses has made any payment since December 31, 2001.

Section 4.19. Benefit Plans; ERISA.

(a) Part 4.19 of the Disclosure Schedule identifies each of Speaking Roses’ Plans. Except as set forth in Part 4.19 of the Disclosure Schedule, (i) Speaking Roses has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan; and (ii) Speaking Roses has never provided or made available any fringe benefit or other benefit of any nature to any of its employees. Each contribution or other payment that is required to have been accrued or made under or with respect to any Plan has been duly accrued and made on a timely basis.

(b) No Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with Speaking Roses as a single employer within the meaning of Section 414 of the Code.

Section 4.20. Environmental Matters.

(a) Speaking Roses is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

(b) Speaking Roses has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against Speaking Roses in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Speaking Roses becoming subject to, any such Liability.

(c) Except as set forth in Part 4.20 of the Disclosure Schedule, Speaking Roses has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 4.20 of the Disclosure Schedule, Speaking Roses has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Speaking Roses, (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Speaking Roses.

Section 4.21. Insurance.

(a) Part 4.21 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Speaking Roses the name of the insurance carrier that issued such policy and the policy number of such policy. Each of the policies identified in Part 4.21 of the Disclosure Schedule is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

(b) To the knowledge of Speaking Roses, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any insurance claim. Speaking Roses has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 4.21 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 4.21 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 4.21 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

Section 4.22. Related Party Transactions. Except as set forth in Part 4.22 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the assets of Speaking Roses; (b) no Related Party is, or has at any time since December 31, 2001 been, indebted to Speaking Roses; (c) since December 31, 2001, no Related Party has entered into, or has had any direct or indirect financial interest in, any Speaking Roses Contract, transaction or business dealing of any nature involving Speaking Roses; (d) no Related Party is competing, or has at any time since December 31, 2001 competed, directly or indirectly, with Speaking Roses.

Section 4.23. Certain Payments, Etc. Neither Speaking Roses nor any officer, employee, agent or other Person associated with or acting for or on behalf of Speaking Roses has, at any time, directly or indirectly: (a) used any entity funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Speaking Roses; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

Section 4.24. Proceedings; Orders. Except as set forth in Part 4.26 of the Disclosure Schedule to the knowledge of Speaking Roses, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves Speaking Roses or that otherwise relates to or might affect the business of Speaking Roses, SRI or any of the Contributed Assets (whether or not Speaking Roses is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. Except as set forth in Part 4.23 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which Speaking Roses, or any of the assets owned or used by Speaking Roses, is subject; and no Related Party is subject to any Order that relates to Speaking Roses’ business or to any of the assets of Speaking Roses. To the knowledge of Speaking Roses, no employee of Speaking Roses is subject to any Order that may prohibit that employee from engaging in or continuing any conduct, activity or practice relating to the business of Speaking Roses.

Section 4.25. Authority; Binding Nature of Agreements. Speaking Roses has the right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by Speaking Roses of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Speaking Roses and its members and managers. This Agreement constitutes the legal, valid and binding obligation of Speaking Roses, enforceable against Speaking Roses in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Speaking Roses is a party will constitute the legal, valid and binding obligation of Speaking Roses and will be enforceable against Speaking Roses in accordance with its terms.

Section 4.26. Non-Contravention; Consents. Except as set forth in Part 4.25 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Speaking Roses or any of the assets of Speaking Roses are subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Contributed Assets or is held by Speaking Roses or any employee of Millennium;

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract;

(d) give any Person the right to (i) declare a default or exercise any remedy under any Speaking Roses Contract, (ii) accelerate the maturity or performance of any Speaking Roses Contract, or (iii) cancel, terminate or modify any Speaking Roses Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Contributed Assets.

Except as set forth in Part 4.25 of the Disclosure Schedule, Millennium is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

Section 4.27. Brokers. Speaking Roses has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 4.28. Full Disclosure. To the knowledge of Speaking Roses, the representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading, except to the extent such omission would not reasonably be expected to result in a Material Adverse Effect.

Section 4.29. Restricted Securities. Speaking Roses understands the Millennium Shares will constitute "restricted securities" under the federal securities laws inasmuch as they are being acquired from Millennium in a transaction not involving a public offering and, under such laws and applicable regulations, may not be resold without registration under, or the availability of an exemption from, the registration requirements of the Securities Act of 1933 and similar state securities laws. Speaking Roses represents that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933. Without in any way limiting the representations set forth in the preceding sentences, and except as described in the Memorandum, Speaking Roses will make no disposition of all or any portion of the Millennium Shares unless and until (i) there is then in effect a registration statement under the Securities Act of 1933 covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) Speaking Roses shall have notified Millennium of the proposed disposition and shall have furnished Millennium with a statement of the circumstances surrounding the proposed disposition, and if requested by Millennium, Speaking Roses shall have furnished Millennium with an opinion of counsel, reasonably satisfactory to the Company, that such disposition does not require registration under the Securities Act of 1933.

Section 4.30. Manufacturing Liabilities. Speaking Roses will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold by Speaking Roses on or at any time prior to the Closing Date. No product manufactured or sold by Speaking Roses has become subject to any recall or other similar action; and no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF MILLENNIUM

Subject to the exceptions set forth in Millennium’s Disclosure Schedule, as attached hereto as Schedule III, Millennium represents and warrants to Speaking Roses as follows:

Section 5.01. Due Organization; Subsidiaries, Etc. Millennium is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. As of the Closing, Millennium shall have been merged with and into SRI, which shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Except for any requirements arising as a result of the closing of the Transaction, Millennium is not, and SRI will not be, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which they are so licensed, qualified or registered, or where the failure to be so licensed, qualified or registered would not have a Material Adverse Effect on the business or operations of Millennium and, as of the Closing, SRI. Millennium had one subsidiary, Millennium Memory, Inc. (the "Subsidiary"), which it liquidated in November 2001, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. Except as disclosed in the Memorandum, Millennium has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "Millennium Electronics" and "Millennium Memory".

Section 5.02. Articles of Incorporation and Bylaws; Records. Millennium has delivered to (or made available for inspection by) Speaking Roses accurate and complete copies of: (a) the articles of incorporation and bylaws of Millennium, including all amendments thereto; (b) the stock records of Millennium; (c) all filings of Millennium with the Securities Exchange Commission and similar regulatory agencies and (d) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Millennium, the board of directors of Millennium and all committees of the board of directors of Millennium for the past three years.

Section 5.03. Capitalization. Section 5.03 of the Disclosure Schedule sets forth Millennium’s capitalization structure and the names and interests of each record shareholder thereof as of the Closing. No person other than the shareholders set forth in Part 5.03 of the Disclosure Schedule has any right to vote with respect to the Transactions c

Section 5.04. Financial Statements. Millennium has delivered to Speaking Roses the following financial statements (collectively, the "Millennium Financial Statements"): (a) the audited balance sheets of Millennium as of December 31, 2000, December 31, 2001 and December 31, 2002, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Singer Lewack Greenbaum & Goldstein LLP with respect thereto; and (b) the balance sheet of Millennium as of September 30, 2003 (the "Millennium Unaudited Interim Balance Sheet"), and the related statements of income and retained earnings and cash flows for the nine months then ended. The Millennium Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause "(b)" of this Section 5.04 do not have notes) and present fairly the financial position of Millennium as of the respective dates thereof and the results of operations and cash flows of Millennium for the periods covered thereby.

Section 5.05. Absence of Changes. Except (i) as set forth in Part 5.05 of the Disclosure Schedule, since September 30, 2003:; and (ii) as contemplated in furtherance of the Transactions:

(a) there has not been any adverse change in, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on Millennium;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of Millennium (whether or not covered by insurance);

(c) Millennium has not purchased or otherwise acquired any material assets from any other Person;

(d) Millennium has not leased or licensed any material asset from any other Person;

(e) Millennium has not made any capital expenditure;

(f) Millennium has not sold or otherwise transferred, or leased or licensed, any material asset to any other Person;

(g) Millennium has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) Millennium has not made any loan or advance to any other Person;

(i) Millennium has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(j) no Contract by which Millennium (or any of the assets owned or used by Millennium) is or was bound, or under which Millennium has or had any rights or interest, has been amended or terminated;

(k) Millennium has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet provided pursuant to Section 5.04) incurred by Millennium in bona fide transactions entered into in the Ordinary Course of Business;

(l) Millennium has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Millennium Unaudited Interim Balance Sheet or have been incurred by Speaking Roses since September 30, 2003, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(m) Millennium has not forgiven any debt or otherwise released or waived any right or claim;

(n) Millennium has not changed any of its methods of accounting or accounting practices in any respect;

(o) Millennium has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

(p) Millennium has not made any extraordinary distributions to any of its shareholders; and

(q) Millennium has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

Section 5.06. Title to Assets. Millennium owns, and has good and valid title to, all of the all assets purported to be owned by it, including: all assets reflected on the Millennium Unaudited Interim Balance Sheet; all assets acquired by Millennium since September 30, 2003; all rights of Millennium under Millennium’s Contracts; and all other assets reflected in the books and records of Millennium as being owned by Millennium. Except as set forth in Part 5.06 of the Disclosure Schedule, all of its assets are owned by Millennium free and clear of any Encumbrances.

Section 5.07. Receivables. Millennium has no receivables.

Section 5.08. Customers.. Millennium has no customers.

Section 5.09. Inventory. Millennium has no inventory.

Section 5.10. Equipment. Millennium has no equipment.

Section 5.11. Real Property. None of the assets of Millennium consists of any owned real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 5.11 of the Disclosure Schedule.

Section 5.12. Proprietary Assets. Other than common law trademark rights associated with the use of "Millennium Electronics" in its business operations, Millennium owns no Proprietary Assets.

Section 5.13. Contracts.

(a) Part 5.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each Millennium Contract, except for any Millennium Immaterial Contract (the "Millennium Contracts"). Millennium has delivered or made available to Speaking Roses accurate and complete copies of all Millennium Contracts identified in Part 5.13 of the Disclosure Schedule, including all amendments thereto. Each Millennium Contract is valid and in full force and effect.

(b) Except as set forth in Part 5.13 of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Millennium Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Millennium Contract, (B) give any Person the right to declare a default or exercise any remedy under any Millennium Contract, (C) give any Person the right to accelerate the maturity or performance of any Millennium Contract, or (D) give any Person the right to cancel, terminate or modify any Millennium Contract; (iii) Millennium has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Millennium Contract; and (iv) Millennium has not waived any right under any Millennium Contract.

(c) The performance of Millennium Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Millennium under any Millennium Contract or any other term or provision of any Millennium Contract. The Millennium Contracts identified in Part 5.13 of the Disclosure Schedule (together with the Millennium Immaterial Contracts) collectively constitute all of the Contracts necessary to enable Millennium to conduct its business in the manner in which such business is currently being conducted.

Section 5.14. Liabilities; Major Suppliers.

(a) Except as may be set forth in Part 5.14 of the Disclosure Schedule, Millennium has no Liabilities, except for: (i) liabilities identified as such in the "liabilities" columns of the Millennium Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet provided pursuant to Section 5.04) incurred by Millennium in bona fide transactions entered into in the Ordinary Course of Business since September 30, 2003; and (iii) obligations under the Contracts listed in Part 5.13 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Millennium Contracts.

(b) Part 5.14 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of Millennium as of September 30, 2003 and (ii) provides an accurate and complete breakdown of all notes payable and other indebtedness of Millennium as of the date of this Agreement.

(c) Millennium has had no suppliers since January 1, 2000.

(d) Except as disclosed in its filings made with the Securities and Exchange Commission, neither Millennium, nor the Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

Section 5.15. Compliance with Legal Requirements. Except as set forth in Part 5.15 of the Disclosure Schedule: (a) Millennium is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, Millennium has at all times been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by Millennium of, or a failure on the part of Millennium to comply with, any Legal Requirement; and (d) Millennium has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Millennium to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

Section 5.16. Government Authorizations. Except for its Articles of Incorporation, Millennium has no Governmental Authorization.

Section 5.17. Tax Matters.

(a) Except as set forth in Part 5.17 of the Disclosure Schedule, each Tax Return required to be filed by Millennium and its subsidiary has been duly filed with the appropriate Governmental Body on a timely basis. To the best of its knowledge, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Millennium and its subsidiary has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Millennium and its subsidiary has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) Part 5.17 of the Disclosure Schedule accurately identifies each examination or audit of any Tax Return of Millennium and its subsidiary that has been conducted since December 31, 1999.

(c) Except as set forth in Part 5.17 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Millennium or the Subsidiary in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Millennium or the Subsidiary.

(d) There is no agreement, plan, arrangement or other Contract covering any former employee or independent contractor of Millennium or the Subsidiary that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

Section 5.18. Employee and Labor Matters.

(a) Millennium has no employees and terminated its last employee on April 8, 1999. The Subsidiary terminated its last employee on April 8, 1999.

(b) Part 5.18 of the Disclosure Schedule identifies any former employee of Millennium or its subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is schedule to receive) any benefits from Millennium relating to such former employee’s employment with Millennium; and Part 5.18 of the Disclosure Schedule describes such benefits. Except as set forth in Part 5.18 of the Disclosure Schedule, neither Millennium nor its subsidiary is a party to or bound by, and has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(c) Except as set forth in Part 5.18 of the Disclosure Schedule, no former employee of Millennium or the Subsidiary is entitled to severance pay or other benefits.

(d) Part 5.18 of the Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom Millennium or the Subsidiary has made any payment since December 31, 2000.

Section 5.19. Benefit Plans; ERISA.

(a) Part 5.19 of the Disclosure Schedule identifies and provides an accurate and complete description of each of Millennium’s or the Subsidiary’s current or past Plans. Except as set forth in Part 5.19 of the Disclosure Schedule, (i) neither Millennium nor the Subsidiary has established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan; and (ii) neither Millennium nor the Subsidiary has provided or made available any fringe benefit or other benefit of any nature to any of its employees. Each contribution or other payment that is required to have been accrued or made under or with respect to any Plan has been duly accrued and made on a timely basis.

(b) No such Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with Millennium as a single employer within the meaning of Section 414 of the Code.

Section 5.20. Environmental Matters.

(a) Neither Millennium nor the Subsidiary is liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

(b) Neither Millennium nor the Subsidiary has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against Millennium or the Subsidiary in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Millennium or its subsidiary becoming subject to, any such Liability.

(c) Except as set forth in Part 5.20 of the Disclosure Schedule, neither Millennium nor the Subsidiary has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 5.20 of the Disclosure Schedule, Neither Millennium nor the Subsidiary has permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Millennium or its subsidiary; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Millennium or its subsidiary.

Section 5.21. Manufacturing Liability; Insurance. Neither Millennium nor the Subsidiary will incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold by Millennium or the Subsidiary on or at any time prior to the Closing Date. No product manufactured or sold by Millennium or its subsidiary has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product. Millennium has no insurance policy and has had no insurance policy since January 1, 2000.

Section 5.22. Related Party Transactions. Except as set forth in (i) the Memorandum, (ii) Millennium’s filings with the Securities and Exchange Commission, or (iii). Part 5.24 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the assets of Millennium or its subsidiary; (b) no Related Party is, or has at any time since December 31, 2001 been, indebted to Millennium or its subsidiary; (c) since December 31, 2001, no Related Party has entered into, or has had any direct or indirect financial interest in, any Millennium Contract, transaction or business dealing of any nature involving Millennium or its subsidiary; (d) no Related Party is competing, or has at any time since December 31, 2001 competed, directly or indirectly, with Millennium or its subsidiary; (e) no Related Party has any claim or right against Millennium; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Millennium or its subsidiary.

Section 5.23. Certain Payments, Etc. Neither Millennium nor its subsidiary has, and no officer, employee, agent or other Person associated with or acting for or on behalf of Millennium or its subsidiary has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Millennium or its subsidiary; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

Section 5.24. Proceedings; Orders. Except as set forth in Part 5.26 of the Disclosure Schedule, to the knowledge of Millennium, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves Millennium or its subsidiary or that otherwise relates to or might affect the business of Millennium or its subsidiary, SRI or any of the Contributed Assets (whether or not Millennium or its subsidiary is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. Except as set forth in Part 5.26 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which Millennium or its subsidiary, or any asset owned or used by Millennium or its subsidiary, is subject; and none of the shareholders or any other Related Party is subject to any Order that relates to Millennium’s business or to any of the assets of Millennium or its subsidiary.

Section 5.25. Authority; Binding Nature of Agreements. Millennium has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by Millennium of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Millennium and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Millennium, enforceable against Millennium in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Millennium is a party will constitute the legal, valid and binding obligation of Speaking Roses and will be enforceable against Millennium in accordance with its terms.

Section 5.26. Non-Contravention; Consents. Except as set forth in Part 5.28 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Millennium or any of the assets of Millennium are subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Millennium;

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Millennium Contract;

(d) give any Person the right to (i) declare a default or exercise any remedy under any Millennium Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Millennium Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of Millennium’s assets.

Except as set forth in Part 5.28 of the Disclosure Schedule, Millennium is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

Section 5.27. Brokers. Other than amounts payable to ACAP Financial, Inc. with respect to the sale of shares of Millennium’s common stock as described in the Memorandum, Millennium has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 5.28. Securities Filings. Millennium has delivered, or otherwise made available, to Speaking Roses accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Millennium with the Securities and Exchange Commission between January 1, 1999 and the date of this Agreement (the "Millennium SEC Documents"). As of the time it was filed with the Securities and Exchange Commission or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing: (i) each of the Millennium SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (as the case may be); and (ii) none of the Millennium SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.29. Bankruptcy Proceedings. The Chapter 7 bankruptcy case commenced by or against the Subsidiary on _July 24, 2001, has been concluded in its entirety, a final report has been filed with and approved by the bankruptcy court that conducted the bankruptcy, and that court has closed the bankruptcy pursuant to 11 U.S.C. 350, there is no pending, threatened or ongoing litigation in the bankruptcy (nor any outstanding issues or ongoing liabilities on the part of Millennium or the Subsidiary in connection with the bankruptcy or arising from the business operations of Millennium. Each of Millennium or the Subsidiary has complied with all orders issued by the bankruptcy court or in connection with the bankruptcy.

Section 5.30. Full Disclosure. To the knowledge of Millennium, the representations and warranties contained in this Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading, except to the extent such omission would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI.

INDEMNIFICATION

Section 6.01. Speaking Roses Indemnification. Subject to the limitations set forth in Section 6.04 below, Speaking Roses and certain of its principals as set forth on the joinder signature lines hereto ("Speaking Roses Principal Indemnitors" and, together with Speaking Roses, the "Speaking Roses Indemnitors") shall indemnify, defend, save and hold harmless Millennium, any entity which directly or indirectly controls Millennium and Millennium’s Affiliates and Representatives (each a "Millennium Indemnified Person") for, from and against:

(a) Any Damages incurred by the Millennium Indemnified Persons arising out of or resulting from a Breach in the representations and warranties of Speaking Roses Indemnitors contained in this Agreement or in any other Transactional Agreement.

(b) Any Damages incurred in investigating, preparing or defending any Proceeding (commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.01.

Section 6.02. Millennium Indemnification. Subject to the limitations set forth in Section 6.04 below, Millennium and certain of its principals as set forth on the joinder signature lines hereto (the "Millennium Principal Indemnitor" and, together with Millennium, the "Millennium Indemnitors") shall indemnify, defend, save and hold harmless Speaking Roses, any entity which directly or indirectly controls Speaking Roses and Speaking Roses’ Affiliates and Representatives (each a "Speaking Roses Indemnified Person") for, from and against:

(a) Any Damages incurred by the Speaking Roses Indemnified Person arising out of or resulting from a Breach in the representations and warranties of the Millennium Indemnitors contained in this Agreement or in any other Transactional Agreement.

(b) Any Damages incurred in investigating, preparing or defending any Proceeding (commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.02.

Section 6.03. Notification of Claims. In the event of the occurrence of an event which an indemnified Person asserts constitutes an event in respect of which indemnification may be sought from an indemnitor hereunder, such indemnified Person shall provide the indemnitors with prompt notice of such event ("Claim") and shall otherwise make available to the indemnitor all relevant information which is material to the Claim and which is in the possession of the indemnified Person. If such event involves a Claim brought by any third party (a "Third-Party Claim"), the indemnitors shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnitor in connection with the handling of such Claim, at the sole expense of the indemnitor, and no such Claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior written consent of the indemnitor unless and until the indemnitor shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after notice of such Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified Person’s failure to give timely notice or to furnish the indemnitors with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Person, except and only to the extent that such failure shall result in any material prejudice to the indemnitors. If so desired by any of the indemnitors, such indemnitor may elect, at such indemnitor’s sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, provided that before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such Claim, if as a result thereof, or pursuant thereto, there would be imposed on any indemnified Person any liability or obligation not covered by the indemnification obligations of the indemnitors under this Agreement (including, without limitation, any injunctive relief or other remedy), such indemnitors shall obtain the written consent of such indemnified Persons (which consent shall not be unreasonably withheld, conditioned or delayed). After an indemnitor assumes control of the defense, settlement, adjustment or compromise of a claim, any indemnified Person shall be entitled to participate in such defense, settlement, adjustment or compromise through counsel of its own choosing; provided that the fees and expenses of such counsel shall be borne by such indemnified Person.

Section 6.04. Limitations on Indemnification.

(a) Notwithstanding any provisions to the contrary contained in this Article VI, the Speaking Roses Principal Indemnitors’ aggregate liability under Section 6.01 shall not exceed $100,000 (the "Speaking Roses Principals’ Maximum Liability"). Once the Speaking Roses Indemnitors’ indemnification obligations under Section 6.01 meet the Speaking Roses Principals’ Maximum Liability, then the Millennium Indemnified Persons’ shall be entitled to indemnification under Section 6.1 only from Speaking Roses.

(b) Notwithstanding any provisions to the contrary contained in this Article VI, the Millennium Principal Indemnitor’s liability under Section 6.02 shall not exceed $200,000 (the "Millennium Principals’ Maximum Liability"). Once the Millennium Principal Indemnitor’s indemnification obligations under Section 6.02 meet the Millennium Principals’ Maximum Liability, then the Speaking Roses Indemnified Persons shall be entitled to indemnification under Section 6.02 only from Millennium. Unless the Speaking Roses Indemnified Persons agree in writing (such agreement to be granted or withheld in their sole discretion), the Millennium Principal Indemnitor’s obligations under this Section 6.04(b) may not be satisfied through the delivery of Millennium’s securities. During the period through the termination of the offering described in the Memorandum (including all periods permitted by the Memorandum for the extension of the termination of the offering), the Millennium Principal Indemnitor will not effect (or enter into any negotiations for any agreement with respect to) any transfer, sale, pledge or other disposition of any Millennium securities he holds as of the date of this Agreement or will acquire in connection with the consummation of the transactions contemplated by this Agreement.

(c) An indemnifying party’s obligation to indemnify and hold harmless an indemnified Person shall terminate upon the first anniversary of the Closing Date; provided, however, that Speaking Roses’ and Millennium’s obligation to indemnify and hold harmless indemnified persons for liabilities relating to, respectively, Sections 4.17 and 4.20 (Speaking Roses) or Section 5.17 and 5.20 (Millennium) shall not expire until the third anniversary of the Closing Date. Notwithstanding the foregoing, an indemnifying party’s obligation to indemnify and hold harmless shall not terminate with respect to any item as to which an indemnified Person shall have, before the expiration of the appropriate period set forth in the first sentence of this subparagraph (c), previously made a Claim by delivering a valid notice pursuant to this Article VI.

(d) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY AND NO INDEMNITOR SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR ANY LOST PROFITS, LOST SALES, LOST BUSINESS OPPORTUNITIES, OR BUSINESS INTERRUPTION, WHATSOEVER, WHETHER ANY CLAIM FOR SUCH DAMAGES OR ITEMS SHALL ARISE UNDER THIS AGREEMENT, FROM STATUTORY OR REGULATORY NONCOMPLIANCE, IN TORT (WHETHER NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) OR OTHERWISE; provided, however, that Third-Party Claims against an indemnified Person for any of the foregoing items shall be part of Damages and shall be covered by the indemnifications set forth in this Article VI.

(e) The amount of any claim for indemnification of Damages by an indemnified Person shall be reduced by any Tax, insurance or other benefits that such indemnified Person receives in respect of or as a result of such claim or the facts or circumstances relating thereto. If any Damages for which indemnification is provided hereunder are subsequently reduced by any tax benefit, insurance payment or other recovery from a third party, the amount of such reduction shall be remitted immediately to the indemnitor.

(f) The Parties shall cooperate with one other with respect to resolving any claim or liability with respect to which an indemnitor is obligated to indemnify another party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

Section 6.05. Survival of Representations. Any representations and warranties made by the Parties (including the representations and warranties set forth in the Transaction Agreements) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if at any time prior to the first anniversary of the Closing Date, any indemnitee (acting in good faith) delivers to an indemnifying Person a written notice alleging the existence of a Breach and asserting a claim for recovery under Section 6.01 or Section 6.02, as appropriate, based on such Breach, then the Claim asserted in such notice shall survive the first anniversary of the Closing until such time as such Claim is fully and finally resolved. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule of a Party or in any update to the Disclosure Schedule of a Party shall be deemed to be a representation and warranty made by that Party in this Agreement.

Section 6.06. No Contribution. The Millennium Principal Indemnitor hereby waives, and acknowledges and agrees that he will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right of remedy against Millennium in conjunction with any indemnification obligation or other liability to which he may become subject under or in connection with this Agreement or the Transaction Agreements. Each Speaking Roses Principal Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Speaking Roses in connection with any indemnification obligation or other liability to which he may become subject under or in connection with this Agreement or the Transaction Agreements.

ARTICLE VII.

TERMINATION

Section 7.01. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by Speaking Roses if (1) there has been a material Breach by Millennium and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by Millennium of notice specifying particularly such Breach, or (2) if clauses (i) – (iv) of the LOI Conditions have not been satisfied by the close of business on January 23, 2004;

(b) by Millennium if there has been a material Breach by Speaking Roses and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by Speaking Roses of notice specifying particularly such Breach;

(c) by either Party at any time after February 28,2004, plus any of the offering Shares pursuant to the terms of the Memorandum are extended (not to exceed 60 days) by Millennium and Speaking Roses, if the Closing has not occurred and the Party seeking to terminate this Agreement is not in material Breach of any provisions of this Agreement; or

(d) by mutual agreement of Speaking Roses and Millennium.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of Speaking Roses and Millennium.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Severability. If any provision of this Agreement is declared by any court or other Governmental Body to be null, void or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.

Section 8.02. Entire Agreement. This Agreement and the Transactional Agreements, together with all exhibits and schedules hereto and thereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the Parties, whether oral or written and including the LOI (all of which shall have no substantive significance or evidentiary effect). Each Party acknowledges, represents and warrants that it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this Agreement and the Transactional Agreements. Each Party acknowledges, represents and warrants that this Agreement and the Transactional Agreements are fully integrated and not in need of parol evidence in order to reflect the intentions of the Parties. The Parties specifically intend that the literal words of this Agreement and the Transactional Agreements shall, alone, conclusively determine all questions concerning the Parties’ intent.

Section 8.03. Corporate Affairs. Each Party will make every reasonable effort to keep confidential any information obtained by them concerning the other Party, including its internal organization, finances, procedures and customers. Neither Party will make any public announcement or release any publicity regarding the other Party other than routine oral communications with analysts, shareholders and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the Party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the obtaining of such consent or such disclosure may otherwise be necessary in connection with the filing of Tax Returns or claims for refunds or in conducting a Tax audit or other proceedings. This Section 8.03 shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, any Party (and any employee, representative or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future Party (or any affiliate of such Party) to this Agreement.

Section 8.04. Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents and other communications to be given hereunder by either Party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any Party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery.

(a) If to Speaking Roses or the Speaking Roses Principal Indemnitors:

Blaine Harris
545 West 500 South, Suite 170
Bountiful, UT 84010
Fax No.: (801) 677-7677

with a copy to:

Holme Roberts & Owen LLP
299 South Main Street, Suite 1800
Salt Lake City, UT 84111
Attn: Stuart A. Fredman
Fax No.: (801) 521-9639

(b) If to Millennium or the Millennium Principal Indemnitors:

Douglas P. Morris
35 North 100 East
Heber, UT 84032

with a copy to:

Cohne Rappaport & Segal
525 East 100 South, Fifth Floor
Salt Lake City, UT 84102
Attn: A. O. Headman, Jr.
Fax No: (801) 355-1813

Section 8.05. Amendments; Waivers. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the Parties to this Agreement. The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing. Any waiver of any condition or of the Breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

Section 8.06. Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the Parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties to this Agreement.

Section 8.07. Governing Law; Submission to Jurisdiction. This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah and shall be treated in all respects as a State of Utah contract, without regard to any state’s laws related to choice or conflict of laws. The Parties irrevocably agree and consent to the jurisdiction of the courts of the States of Utah and the federal courts of the United States sitting in such state for the adjudication of any matters arising under or in connection with this Agreement.

Section 8.08. WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABILITY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09. Subsequent Documentation. At any time, and from time to time after the Closing Date, each of the Parties to this Agreement shall use its best efforts to take such action as may be necessary or as may be reasonably requested by another Party to this Agreement to carry out and consummate the transactions contemplated by this Agreement.

Section 8.10. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.11. Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(h) "or" is used in the inclusive sense of "and/or";

(i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

IN WITNESS WHEREOF, Millennium and Speaking Roses have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

Speaking Roses, LLC

By: /s/

Printed:

Title:

Millennium Electronics, Inc.

By:  /s/

Printed:

Title:

JOINDER FOR PURPOSES OF SPECIFIC PROVISIONS BY SPEAKING ROSES PRINCIPAL INDEMNITORS:

The following principals of Speaking Roses hereby join in the execution of this Agreement for the purposes of (i) making the representations and warranties set forth in Article IV, to the same extent and effect as Speaking Roses, and (ii) agreeing to the indemnification provisions set forth in Article VI, and agree to be bound by the terms of those provisions:

/s/ Blaine Harris	/s/ Roland Walker	/s/ Rene Rodriguez

JOINDER FOR PURPOSES OF SPECIFIC PROVISIONS BY MILLENNIUM PRINCIPAL INDEMNITOR:

The following individual hereby joins in this Agreement for the purposes of (i) making the representations and warranties set forth in Article V, to the same extent and effect as Millennium, and (ii) agreeing to the indemnification provisions set forth in Article VI and agrees to be bound by the terms of those provisions:

/s/
Douglas Morris

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Affiliate. "Affiliate" shall mean with respect to a Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, "control" (including, its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

Agreement. "Agreement" shall mean the Contribution Agreement to which this Exhibit A is attached (including the Disclosure Schedules), as it may be amended from time to time.

Assumed Liabilities. "Assumed Liabilities" shall have the meaning specified in Section 1.02.

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Claim. "Claim" shall have the meaning specified in Section 6.04.

Closing. "Closing" shall have the meaning specified in Section 2.01.

Closing Date. "Closing Date" shall have the meaning specified in Section 2.01.

Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and shall include, without limitation, arrangements relating to employment.

Contributed Assets. "Contributed Assets" shall be deemed to be all assets of every nature owned or otherwise controlled by Speaking Roses and not specifically excluded as an Excluded Asset. The Contributed Assets shall include, without limitation, all rights, title and interest Speaking Roses has to any accounts, Contracts, equipment, general intangibles, Proprietary Assets, inventory, investment property, negotiable collateral, supplies or other assets of Speaking Roses and the proceeds and products, whether tangible or intangible, of any of the foregoing.

Damages. "Damages" shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered by each Party, copies of which are attached to the Agreement and incorporated in the Agreement by reference.

Domicile Merger. "Domicile Merger" means the merger between Millennium and SRI, a Utah corporation, effected for the purpose of changing Millennium’s domicile from the State of Nevada to the State of Utah. The Articles of Incorporation of Millennium after the Domicile Merger shall be as set forth on Exhibit C.

Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). A Permitted Lien shall not be deemed to be an Encumbrance.

Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. "Environmental Law" means any applicable binding and enforceable federal, state or local statute, law, rule, regulation, ordinance or code relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA, Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq; the Clean Air Act, 42 USC 7401 et seq.; the Safe Drinking Water Act, 42 USC. 3803 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

Excluded Assets. "Excluded Assets" shall mean the entity books, ledgers and records of Speaking Roses or any records relating to internal limited liability matters of Speaking Roses.

Excluded Liabilities. "Excluded Liabilities" shall mean (i) any claims or causes of action in any litigation between the Parties and (ii) Speaking Roses’ obligations under the Transactional Agreements.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. "Hazardous Material" means any substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "toxic pollutants," "hazardous air pollutants" or any other similar designation.

Immaterial Contract. "Immaterial Contract" shall mean any Contract that: (a) was entered into in the Ordinary Course of Business; (b) may be terminated by the applicable Party (without penalty) within 31 days after the delivery of a termination notice by such Party to the other party thereto; and (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

LOI Conditions. "LOI Conditions" mean (i) the acceptance by Millennium on or before January 23, 2004 of a minimum of $400,000 in subscriptions from the offer and sale of Millennium’s common stock pursuant to the terms and conditions of the Private Placement Memorandum of Millennium dated December 12, 2003 (the "Memorandum"); (ii) Millennium effecting, immediately prior to the Domicile Merger, a 16.859-for-1 reverse split of its outstanding capital stock (the "Reverse Split"); (iii) the holders of Millennium’s outstanding Series B Preferred Stock and Series C Preferred Stock converting such preferred stock, immediately prior to the Reverse Split, into, in the aggregate, 11,100,000 shares of Millennium’s common stock and Millennium delivering to such holders the Preferred Dividend; (iv) the consummation of the Domicile Merger and SRI having no more than 1,117,027 common shares issued and outstanding immediately prior to the consummation of the contribution hereunder and the issuance of Shares pursuant to the offering described in the Memorandum; (v) the resignation by Millennium’s officers and directors from all positions they hold with Millennium and the appointment, in such form as shall be acceptable to Speaking Roses of such persons as shall be determined by Speaking Roses as officers and directors of Millennium, in each case effective as of the Closing; (vi) the completion by Speaking Roses of its due diligence investigation with respect to such matters of or relating to Millennium, SRI and the transactions contemplated hereby and the results of such investigation being satisfactory to Speaking Roses; and (viii) upon the consummation of the Domicile Merger, the transactions contemplated herein and the sale of the minimum of 400,000 Shares necessary to hold the initial closing under the terms of the offering described in the Memorandum, Speaking Roses and the investor in such Shares shall hold a minimum of 80% of the issued and outstanding capital Shares of Millennium.

Loan Payments. "Loan Payments" means the payments, by wire transfer or other payment method reasonably acceptable to the payees named below (the "Speaking Roses Principals") and from the gross proceeds raised by Millennium from the sale of its common stock pursuant to the terms of the Memorandum, of the following amounts:

Payee Amount

Blaine Harris $250,000 if the gross proceeds from the sale of common stock pursuant to the Memorandum is $2,500,000 or more.

Roland Walker $250,000 if the gross proceeds from the sale of common stock pursuant to the Memorandum are $1,400,000 or more, and $500,000 if the gross proceeds are $2,500,000 or more.

Material Adverse Effect. "Material Adverse Effect" shall mean a materially adverse effect on the financial condition, assets or results of operations of the applicable Person’s business and financial condition, other than effects relating to or arising from (i) the economy of the United States generally or of the state of Utah in particular, (ii) any disruption or adverse change in the financial or capital markets generally; or (iii) events or circumstances that affect the Parties’ business in the same manner and to the same extent as other businesses in such industry generally.

Material Consents. "Material Consents" shall mean those Consents designated by either Party as a condition to Closing required from third parties, including Governmental Bodies, set forth on Schedule 2.02(b).

Millennium Shares. "Millennium Shares" shall mean 20,551,264 common shares, par value $.001 per share, of SRI (after the completion of the Domicile Merger).

Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of a Party shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

(a) such action is recurring in nature, is consistent with the past practices of such Party and is taken in the ordinary course of the normal day-to-day operations of such Party;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the shareholders of such Party, the board of directors of such Party or any committee of the board of directors of such Party and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

Party or Parties. "Party" or "Parties shall have the meaning specified in the first paragraph.

Permitted Lien. "Permitted Lien" shall mean (a) mechanics’, carriers’, workers’ and repairers’ liens, purchase money security interests and other similar liens arising or incurred in the Ordinary Course of Business related to obligations as to which (i) there is no default on the part of the applicable Party and (ii) such Party has not received notice of the commencement of foreclosure actions with regard thereto; (b) liens for current Taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant property is stayed; and (c) applicable zoning laws and ordinances and municipal regulations and rights reserved to or vested in any Governmental Body to control or regulate real property and realty rights.

Person. "Person" shall mean any individual, Entity or Governmental Body.

Preferred Dividend. "Preferred Dividend" means the shares of the common stock to be delivered to the holders of Millennium’s outstanding and Series C Preferred Stock as of the date of the conversion by such holders of their preferred stock into shares of common stock of Millennium, based on a payment price of $.04 per share of common stock (as calculated on a pre-Reverse Split basis). Assuming a December 31, 2003 Closing Date and concurrent conversion date, the total accrued and unpaid dividends on the Series C Preferred Stock would be $74,250, resulting in 1,856,250 pre-Reverse Split shares of common stock being issued as the Preferred Dividend.

Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of the applicable Party; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than such Party) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. "Representatives" shall mean officers, directors, members, employees, agents, attorneys, accountants, advisors and representatives.

Shares. "Shares" means the common stock offered for sale pursuant to the terms of the offering described in the Memorandum.

Speaking Roses Assumed Liabilities. "Speaking Roses Assumed Liabilities" shall mean the Liabilities of Speaking Roses specifically listed on the Schedule to this Agreement designated as the "Debt Obligations of Speaking Roses," all of 1.01(a) which shall be assumed by Millennium. Speaking Roses Assumed Liabilities shall not include any Excluded Liabilities.

SRI. "SRI" means, Speaking Roses International, Inc., the surviving entity and successor in interest to Millennium Electronics, Inc. in the Domicile Merger.

Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Contest. "Tax Contest" shall have the meaning specified in Section 6.04(c).

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third-Party Claim. "Third-Party Claim" shall have the meaning specified in Article VI.

Transactional Agreements. "Transactional Agreements" shall mean this Agreement; together with such other agreements and certificates entered in connection with this Agreement or in satisfaction of any of the conditions to Closing.

Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements.

EXHIBIT B

TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of January __, 2004, by and between Speaking Roses, LLC, an Idaho limited liability company ("Speaking Roses"), and SRI, a Utah corporation and successor in interest to Millennium Electronics, Inc. pursuant to the terms of the Domicile Merger, as defined below ("SRI").

WHEREAS, Speaking Roses and SRI’s predecessor in interest entered into a Contribution Agreement dated as of January __, 2004 (the "Contribution Agreement"), pursuant to which Speaking Roses agreed to contribute certain assets to SRI in exchange for SRI’s issuance to Speaking Roses of certain of its equity securities and the assumption by SRI of certain liabilities of Speaking Roses; and

WHEREAS, pursuant to the Contribution Agreement, it is a condition to Closing that Speaking Roses and SRI enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Contribution Agreement.

2. Transfer of Assets. In consideration of (i) SRI’s assumption of the Assumed Liabilities and (ii) the issuance of the Millennium Shares to Speaking Roses, the receipt and sufficiency of which are hereby acknowledged, Speaking Roses hereby conveys, assigns, transfers and delivers all of its right, title and interest in the Contributed Assets to SRI, to have and to hold unto SRI, its heirs, executors, administrators, and assigns forever.

3. Assignment and Assumption. Effective as of the Closing Date, Speaking Roses hereby assigns, sells, transfers and sets over (collectively, the "Speaking Roses Assignment") to SRI all of Speaking Roses’ right, title, benefit, privileges and interest in and to, and all of SRI’s burdens, obligations and liabilities in connection with, each Speaking Roses Contract and the Assumed Liabilities. SRI hereby accepts the Speaking Roses Assignment and assumes all of Speaking Roses’ rights under each Speaking Roses Contract and the Assumed Liabilities and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants to be observed, performed, paid or discharged from and after the Closing Date, subject to the terms and conditions of the Contribution Agreement.

4. Terms of the Contribution Agreement. The terms of the Contribution Agreement, including the Parties’ representations, warranties, covenants, agreements and indemnities relating to the Transactions, are incorporated herein by this reference. Each of Speaking Roses and SRI acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Contribution Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Contribution Agreement and the terms hereof, the terms of the Contribution Agreement shall govern.

5. Further Actions. Any transfer or assignment to SRI by Speaking Roses on the Closing Date of any interest under any Contract that requires the Consent of any Person shall be made subject to such Consent being obtained if such Consent has not been obtained. Speaking Roses shall use commercially reasonable efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and Speaking Roses will cooperate with SRI to provide that SRI shall receive Speaking Roses’ interest in the benefits under any such Contract, including performance by Speaking Roses as agent, provided that SRI shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that SRI would have been responsible therefor hereunder if such Consent had been obtained. SRI shall pay and discharge any and all reasonable out-of-pocket costs of seeking to obtain or obtaining such Consent. The parties hereto additionally agree to execute and deliver such additional documents and agreements as may be necessary or appropriate to consummate and further evidence the transactions contemplated by this Agreement.

6. Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah and shall be treated in all respects as a State of Utah contract, without regard to any state’s laws related to choice or conflict of laws. The parties hereto irrevocably agree and consent to the jurisdiction of the courts of the State of Utah and the federal courts of the United States sitting in such state for the adjudication of any matters arising under or in connection with this Agreement.

7. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABILITY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IT IS CONTRACT OR TORT AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8. Assignment; Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties to this Agreement.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed this Transfer, Assignment and Assumption Agreement as of the date first above written.

ASSIGNORS:	ASSIGNEE:
Speaking Roses, LLC .	Speaking Roses International, Inc. (formerly Millennium Electronics, Inc.)
By:____________________	By:____________________
[Signature]	[Signature]
Name	Name
[Print Name of Signer]	[Print Name of Signer]
Title:	Title:
[Title of Signor]	[Title of Signor]

EXHIBIT C

SRI ARTICLES OF INCORPORATION

ARTICLES OF INCORPORATION

OF

SPEAKING ROSES INTERNATIONAL, INC.

The undersigned natural person of the age of eighteen (18) years or older, acting as incorporator of a corporation under the Utah Revised Business Corporation Act as codified at Section 16-10a-101, et. seq. (as it may be amended from time to time, the "Act"), adopts the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

The name of this corporation is Speaking Roses International, Inc. (the "Corporation’).

ARTICLE II

PURPOSE

The corporation is organized to engage in any lawful act or activity for which business corporations may be organized under the Act.

ARTICLE III

AUTHORIZED SHARES

The total number of shares the Corporation is authorized to issue is 100,000,000, which shall be divided into two classes, as follows: 30,000,000 Preferred Shares, par value $.001 per share, and 70,000,000 Common Shares, par value $.001 per share.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the board of directors to amend these Articles of Incorporation to divide the Preferred Shares into series or classes, to establish and modify the preferences, limitations and relative rights of the shares of Preferred Shares, and to otherwise make changes affecting the capitalization of the Corporation, subject to the limitations and procedures set forth in section 16-10a-602 of the Act, are as follows:

A. Common Shares.

1. Each outstanding Common Share shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

2. Subject to any rights that may be conferred upon any Preferred Shares, upon dissolution of the Corporation the holders of Common Shares then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Shares, on a pro-rata basis, according to the number of Common Shares held by each of them.

3. Subject to any rights that may be conferred upon any Preferred Shares, dividends may be paid on the outstanding Common Shares if, as and when declared by the board of directors, out of funds legally available therefore.

4. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Shares.

B. Preferred Shares. Pursuant to the authority granted to the board of directors by section 16-10a-1002(1)(e) of the Act, the board of directors, without shareholder action, may amend the Corporation’s Articles of Incorporation, to the extent and in the manner permitted by section 16-10a-602 of the Act.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the corporation is 299 South Main Street, Suite 1800, Salt Lake City, Utah 84111. The name of the corporation’s initial registered agent at that address is Stuart A. Fredman. The signature of the registered agent is set forth below.

ARTICLE V

INITIAL BOARD OF DIRECTORS

The number of directors on the Corporation’s board shall be set by the Corporation’s bylaws. The Corporation’s initial board of directors shall consist of three individuals, whose names and addresses are as follows:

Blaine Harris
545 West 500 South
Bountiful, Utah 84010

Roland N. Walker
545 West 500 South
Bountiful, Utah 84010

Hector Rene Rodriguez Marchant
545 West 500 South
Bountiful, Utah 84010

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS

To the fullest extent permitted by the Act or any other applicable law as now in effect or as may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any action or failure to act by such director occurring prior to such amendment or repeal.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The Corporation shall to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the Corporation whom it shall have the power to indemnify hereunder from and against any and all the expenses, liabilities, and other matters referred to herein or covered hereby. The Corporation shall have the right to advance expenses to its directors, officers, employees and agents to the full extent permitted by the Act, as the same may be amended or supplemented. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such persons. The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders, vote of disinterested directors or otherwise. The Corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

ARTICLE VIII

BYLAWS

The board of directors is authorized to alter or amend the bylaws of the corporation, except the board of directors may not amend any bylaw adopted by the shareholders if the shareholders resolution expressly gives the exclusive right of amendment to the shareholders.

ARTICLE IX

INCORPORATOR

The name and address of the incorporator is:

Blaine Harris
545 West 500 South
Bountiful, Utah 84010

DATED this _____ day of October, 2003.

____________________________
Incorporator

ACKNOWLEDGEMENT OF REGISTERED AGENT

The undersigned hereby accepts and acknowledges appointment as initial registered agent of the corporation named above.

DATED this _____ day of October, 2003.

________________________
Registered Agent